KAR Auction Services, Inc.
Q1 2016 Supplemental Financial Information
May 3, 2016

First Quarter 2016 Highlights

Summary

•Revenue +18%
•Adjusted EBITDA +17%
•Operating Adjusted EPS +17%

ADESA

•Revenue +22%
•Volume +17%
▪Physical volume +12%
▪Online only volume +33%
•Adjusted EBITDA +35%

IAA

•Revenue +13%
•Volume +14%

AFC

•Revenue +11%
•Loan transaction units +10%
•Managed receivables of $1.7 billion; +26%

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended March 31, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$39.3	$24.9	$24.0	$(27.5)	$60.7
Add back:
Income taxes	23.3	14.9	14.6	(16.1)	36.7
Interest expense, net of interest income	0.1	—	7.8	20.8	28.7
Depreciation and amortization	22.5	21.3	7.7	4.9	56.4
Intercompany interest	11.9	9.4	(7.8)	(13.5)	—
EBITDA	97.1	70.5	46.3	(31.4)	182.5
Adjustments per the Credit Agreement	7.1	0.6	(6.0)	5.3	7.0
Adjusted EBITDA	$104.2	$71.1	$40.3	$(26.1)	$189.5

	Three Months Ended March 31, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$22.5	$25.0	$21.0	$(14.0)	$54.5
Add back:
Income taxes	14.9	15.3	12.8	(8.4)	34.6
Interest expense, net of interest income	0.1	—	5.1	15.7	20.9
Depreciation and amortization	20.2	19.6	7.8	3.3	50.9
Intercompany interest	12.8	9.4	(4.3)	(17.9)	—
EBITDA	70.5	69.3	42.4	(21.3)	160.9
Adjustments per the Credit Agreement	6.5	(0.3)	(4.6)	(0.3)	1.3
Adjusted EBITDA	$77.0	$69.0	$37.8	$(21.6)	$162.2

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	March 31, 2016

Net income (loss)	$59.5	$52.3	$48.3	$60.7	$220.8
Add back:
Income taxes	34.8	29.6	26.9	36.7	128.0
Interest expense, net of interest income	21.8	24.3	23.8	28.7	98.6
Depreciation and amortization	51.8	54.1	56.0	56.4	218.3
EBITDA	167.9	160.3	155.0	182.5	665.7
Other adjustments per the Credit Agreement	2.0	2.4	2.7	3.0	10.1
Non-cash charges	4.3	5.5	2.3	10.4	22.5
AFC interest expense	(4.2)	(5.1)	(5.5)	(6.4)	(21.2)
Adjusted EBITDA	$170.0	$163.1	$154.5	$189.5	$677.1

Segment Results
Impact of Foreign Currency
The strengthening of the U.S. dollar has had a significant impact on the reporting of our Canadian operations in U.S. dollars. For the three months ended March 31, 2016, fluctuations in the Canadian exchange rate decreased revenue by $8.2 million, operating profit by $2.7 million, net income by $1.4 million and net income per diluted share by $0.01.
ADESA Results

	Three Months Ended March 31,
(Dollars in millions)	2016	2015
ADESA revenue	$401.5	$328.0
Cost of services*	225.1	187.1
Gross profit*	176.4	140.9
Selling, general and administrative	76.6	68.5
Depreciation and amortization	22.5	20.2
Operating profit	$77.3	$52.2
EBITDA	$97.1	$70.5
Adjustments per the Credit Agreement	7.1	6.5
Adjusted EBITDA	$104.2	$77.0
* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended March 31, 2016 and 2015
Revenue
Revenue from ADESA increased $73.5 million, or 22%, to $401.5 million for the three months ended March 31, 2016, compared with $328.0 million for the three months ended March 31, 2015. The increase in revenue was primarily a result of a 17% increase in the number of vehicles sold, as well as a 5% increase in revenue per vehicle sold, which included an increase in revenue of $16.6 million for businesses acquired in the last 12 months and a decrease in revenue of $5.9 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to a 21% increase in institutional volume, including vehicles sold on our online only platform, as well as a 10% increase in dealer consignment units sold for the three months ended March 31, 2016 compared with the three months ended March 31, 2015. Online sales volume for ADESA represented approximately 43% of the total vehicles sold in the first quarter of 2016, compared with approximately 40% in the first quarter of 2015. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which accounted for over half of ADESA's online sales volume. ADESA sold approximately 188,000 and 141,000 vehicles through its online only offerings in the first quarter of 2016 and 2015, respectively, of which approximately 92,000 and 84,000 represented vehicle sales to grounding dealers in the first quarter of 2016 and 2015, respectively. For the three months ended March 31, 2016 and 2015, dealer consignment vehicles represented approximately 47% of used vehicles sold at ADESA physical auction locations. Vehicles sold at physical auction locations increased 12% in the first quarter of 2016, compared with the first quarter of 2015. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 61.0% for the three months ended March 31, 2016, compared with 62.8% for the three months ended March 31, 2015.

Total revenue per vehicle sold increased 5% to approximately $571 for the three months ended March 31, 2016, compared with approximately $546 for the three months ended March 31, 2015, and included the impact of a decrease in revenue per vehicle sold of $8 due to fluctuations in the Canadian exchange rate. Physical auction revenue per vehicle sold increased $56 or 8%, to $737 for the three months ended March 31, 2016, compared with $681 for the three months ended March 31, 2015. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from certain businesses acquired, partially offset by a decrease in physical auction revenue per vehicle sold of $11 due to fluctuations in the Canadian exchange rate. Online only auction revenue per vehicle sold increased $9 to $116 for the three months ended March 31, 2016, compared with $107 for the three months ended March 31, 2015. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and an increase in the mix of cars sold in closed sales to non-grounding dealers, partially offset by a decrease in online only auction revenue per vehicle sold of $2 due to fluctuations in the Canadian exchange rate. Excluding vehicles purchased as part of the ADESA Assurance Program, revenue per vehicle would have been $110 and $105 for the three months ended March 31, 2016 and 2015, respectively.
Gross Profit
For the three months ended March 31, 2016, gross profit for ADESA increased $35.5 million, or 25%, to $176.4 million, compared with $140.9 million for the three months ended March 31, 2015. Gross profit for ADESA was 43.9% of revenue for the three months ended March 31, 2016, compared with 43.0% of revenue for the three months ended March 31, 2015. The increase in gross profit percentage for the three months ended March 31, 2016, compared with the three months ended March 31, 2015, was primarily the result of the 22% increase in revenue. The increase in cost of services was primarily attributable to the increase in volume and an increase in lower margin ancillary and non-auction services, partially offset by fluctuations in the Canadian exchange rate.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $8.1 million, or 12%, to $76.6 million for the three months ended March 31, 2016, compared with $68.5 million for the three months ended March 31, 2015, primarily due to increases in compensation expense of $3.3 million, selling, general and administrative expenses associated with acquisitions of $2.8 million, incentive-based compensation expense of $1.7 million and other miscellaneous expenses aggregating $1.4 million, partially offset by fluctuations in the Canadian exchange rate of $1.1 million.

IAA Results

	Three Months Ended March 31,
(Dollars in millions)	2016	2015
IAA revenue	$269.6	$238.0
Cost of services*	173.5	146.6
Gross profit*	96.1	91.4
Selling, general and administrative	25.7	22.1
Depreciation and amortization	21.3	19.6
Operating profit	$49.1	$49.7
EBITDA	$70.5	$69.3
Adjustments per the Credit Agreement	0.6	(0.3)
Adjusted EBITDA	$71.1	$69.0
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended March 31, 2016 and 2015
Revenue
Revenue from IAA increased $31.6 million, or 13%, to $269.6 million for the three months ended March 31, 2016, compared with $238.0 million for the three months ended March 31, 2015. The increase in revenue was a result of an increase in vehicles sold of approximately 14% for the three months ended March 31, 2016, which included an increase in revenue of $13.9 million from HBC and a decrease in revenue of $1.9 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was also negatively impacted by lower average auction prices due to a decrease in scrap prices and the impact of a strong U.S. dollar. IAA's same-store total loss vehicle inventory increased approximately 4% at March 31, 2016, as compared to March 31, 2015. Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the three months ended March 31, 2016 and 2015. However, approximately 2% of the 7% of vehicles sold under purchase agreements were representative of vehicles sold by HBC. Online sales volumes for IAA for the three months ended March 31, 2016 and 2015 represented over half of the total vehicles sold by IAA.
Gross Profit
For the three months ended March 31, 2016, gross profit at IAA increased to $96.1 million, or 35.6% of revenue, compared with $91.4 million, or 38.4% of revenue, for the three months ended March 31, 2015. The increase in gross profit was mainly attributable to a 13% increase in revenue, partially offset by an 18% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. For the three months ended March 31, 2016, HBC had revenue of approximately $13.9 million and cost of services of approximately $12.6 million, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 1.4% decrease in IAA's gross profit margin percentage for the three months ended March 31, 2016. In addition, the reduction in gross profit on North American purchase contract vehicles accounted for a 0.3% decrease in IAA's gross profit margin percentage for the three months ended March 31, 2016.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $3.6 million, or 16%, to $25.7 million for the three months ended March 31, 2016, compared with $22.1 million for the three months ended March 31, 2015. The increase in selling, general and administrative expenses was primarily attributable to the inclusion of expenses associated with HBC of $0.9 million, increases in other information technology costs and telecom costs of $0.7 million, incentive-based compensation expense of $0.4 million, stock-based compensation expense of $0.4 million and other miscellaneous expenses aggregating $1.2 million.

AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2016	2015
AFC revenue	$73.9	$66.4
Cost of services*	20.1	18.4
Gross profit*	53.8	48.0
Selling, general and administrative	7.5	7.1
Depreciation and amortization	7.7	7.8
Operating profit	$38.6	$33.1
EBITDA	$46.3	$42.4
Adjustments per the Credit Agreement	(6.0)	(4.6)
Adjusted EBITDA	$40.3	$37.8

Loan transactions	453,550	411,682
Revenue per loan transaction, excluding “Other service revenue”	$146	$145
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended March 31, 2016 and 2015
Revenue
For the three months ended March 31, 2016, AFC revenue increased $7.5 million, or 11%, to $73.9 million, compared with $66.4 million for the three months ended March 31, 2015. The increase in revenue was the result of a 10% increase in loan transactions and an increase of 13% in "Other service revenue" generated by PWI. The increase in revenue and revenue per loan transaction included the impact of a decrease in revenue of $0.4 million, or $1 per loan transaction, due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,705.5 million at March 31, 2016 from $1,355.8 million at March 31, 2015.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $1, or 1%, primarily as a result of increases in average loan values, other revenue and average portfolio duration, partially offset by an increase in the provision for credit losses, a decrease in interest and fee income and fluctuations in the Canadian exchange rate. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the three months ended March 31, 2016, gross profit for the AFC segment increased $5.8 million, or 12%, to $53.8 million, or 72.8% of revenue, compared with $48.0 million, or 72.3% of revenue, for the three months ended March 31, 2015, primarily as a result of an 11% increase in revenue, partially offset by a 9% increase in cost of services. The floorplan lending business gross profit margin percentage increased from 78.4% to 79.5% as a result of higher revenue per loan transaction. The gross profit margin percentage in the warranty service contract business decreased from 18.0% to 15.1% partially as a result of an increase in claims, as well as costs associated with the continued expansion of the warranty service contract business into new markets.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.4 million, or 6%, to $7.5 million for the three months ended March 31, 2016, compared with $7.1 million for the three months ended March 31, 2015. The increase was primarily attributable to increases in stock-based compensation expense and incentive-based compensation expense.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	March 31, 2016	December 31, 2015	March 31, 2015
Cash and cash equivalents	$676.3	$155.0	$178.4
Restricted cash	14.9	16.2	14.2
Working capital	950.0	232.2	502.0
Amounts available under credit facility*	300.0	110.0	250.0
Cash flow from operations for the three months ended	69.5		86.1

*KAR Auction Services, Inc. has a $300 million revolving line of credit as part of the company’s Credit Agreement. There were related outstanding letters of credit totaling approximately $28.0 million, $28.0 million and $28.6 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively, which reduced the amount available for borrowings under the revolving credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the three months ended March 31, 2016, the Company used cash of $36.0 million to purchase property, plant, equipment and computer software.
Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2016	2015
Net cash provided by (used by):
Operating activities	$69.5	$86.1
Investing activities	(100.3)	(38.2)
Financing activities	546.6	(14.5)
Effect of exchange rate on cash	5.5	(7.9)
Net increase (decrease) in cash and cash equivalents	$521.3	$25.5
Cash flow from operating activities was $69.5 million for the three months ended March 31, 2016, compared with $86.1 million for the three months ended March 31, 2015. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, partially offset by a net increase in non-cash adjustments to net income and increased profitability.
Net cash used by investing activities was $100.3 million for the three months ended March 31, 2016, compared with $38.2 million for the three months ended March 31, 2015. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in the additional finance receivables held for investment of approximately $71.6 million; and

•	an increase in capital expenditures of approximately $10.9 million.
partially offset by:

•	a decrease in cash used for acquisitions of approximately $21.9 million.

Net cash provided by financing activities was $546.6 million for the three months ended March 31, 2016, compared with net cash used by financing activities of $14.5 million for the three months ended March 31, 2015. The increase in net cash from financing activities was primarily attributable to:

•	the debt refinancing and payment activities in the first quarter of 2016, for which the Company received approximately $558.9 million of cash after the repayment and rollover of debt;

•	an increase in obligations collateralized by finance receivables of approximately $17.2 million; and

•	a $10.2 million decrease in cash used for the repurchase and retirement of common stock;
partially offset by:

•	an increase in payments for debt issuance costs of $19.5 million; and

•	a $7.0 million decrease in the issuance of common stock under stock plans.
Acquisitions

In February 2016, ADESA signed a definitive agreement to acquire auctions owned by the Brasher family. On April 1, 2016, ADESA completed the acquisition of Brasher's eight auctions for $275 million in cash. The acquisition strengthens ADESA's western U.S. footprint. In 2015, Brasher's had revenue of approximately $140 million. The purchase accounting related to this acquisition is incomplete. Financial results for Brasher's will be included in our consolidated financial statements beginning in the second quarter of 2016.

In March 2016, ADESA signed a definitive agreement to acquire Sanford Auto Dealers Exchange ("SADE"). SADE will expand ADESA's geographic footprint in central Florida. The closing of the transaction is subject to customary conditions and is expected to close in the second quarter of 2016.

Non-GAAP Financial Measures
The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, operating adjusted net income and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.
Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.